Exhibit (d)(3)

CONFIDENTIALITY AGREEMENT

dated June 27, 2003

Galyan’s Trading Company, Inc.

2437 East Main Street
Plainfield, Indiana

Attention,	Norman S. Matthews
Chairman of the Board of Directors

Ladies and Gentlemen,

      Dick’s Sporting Goods, Inc. and Galyan’s Trading Company, Inc. (each referred to as a “Company” and collectively referred to as the “Companies”) have a preliminary interest in exploring a possible negotiated transaction that might involve a merger or other combination of the Companies. In connection with the Companies’ analyses of such a transaction, each of the Companies has requested or may request in the future certain oral and written information concerning the other Company, which information may be furnished by officers, directors, employees and/or agents or representatives of the furnishing Company. As a condition to being furnished with such information, each of the Companies agrees (and agrees to cause its affiliates and direct its advisors) to treat all such information in accordance with, and otherwise comply, with the following:

      1.     All Information (as defined below) furnished will be used by the receiving Company and its directors, officers, employees, shareholders, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors (collectively referred to as its “Representatives”) solely for the purpose of evaluating a possible negotiated transaction between the Companies and will not be used in any way directly or indirectly detrimental to the furnishing Company, and unless and until the Companies have completed a negotiated transaction pursuant to a definitive agreement (the “Transaction Agreement”) such Information will be kept confidential by the receiving Company and its Representatives, provided, however, that the receiving Company may disclose the furnished Information or portions thereof to those of its Representatives who need to know such information for the purpose of evaluating the possible transaction (it being understood that those Representatives will be informed of the confidential nature of the Information, will agree to be bound by this agreement and will be directed by the receiving Company not to disclose to any other person any Information relating to the furnishing Company). Each Company agrees to be responsible for any breach of this agreement by its Representatives.

      In the event that either of the Companies or any of its Representatives are requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes) to disclose any Information furnished by the other Company or its Representatives, it is agreed that the Company or Representatives so requested or required to disclose any Information will (i) provide the other company with prompt notice thereof and copies of the Information requested or required to be disclosed so that the furnishing Company may seek an appropriate protective order or waive compliance with the provisions of this agreement and (ii) consult with the other Company as to the advisability of the other Company’s taking of legally available steps to resist or narrow such request. It is further agreed that if, in the absence of a protective order or the receipt of a waiver hereunder, the Company or Representatives so requested or required to disclose Information are, in the opinion of their legal counsel, legally compelled to disclose Information concerning the other Company to any tribunal or to any party to a proceeding before any tribunal or else stand liable for contempt or suffer other censure or penalty, the Company or Representatives so requested or required to disclose Information may disclose such Information to such tribunal or party without liability hereunder; provided, however, that the Company or Representatives so requested or required to disclose information shall give the other Company written notice of the Information to be so disclosed as far in advance of its disclosure as is practicable and shall use its commercially reasonable efforts to obtain, to the greatest extent practicable, an order or other reliable assurance that confidential treatment will be accorded to such Information so required to be disclosed.

      2.     For purposes of this agreement, the term “Information” means, as to each Company, (a) all data, reports, interpretations, forecasts, audit reports, records and other information, whether oral or written, furnished by such Company or its Representatives before, on or after the date thereof and (b) all notes, analyses, compilations, studies, interpretations or other documents prepared by the receiving Company or its Representatives that contain, reflect, or are based upon, in whole or in part, the information furnished by the furnishing Company. For the purposes of this Agreement, the term “Information” does not include any information that: (i) is or becomes generally available to and known by the public (other than as a result of an unpermitted disclosure directly or indirectly by the receiving Company or its Representatives); (ii) is available to the receiving Company on a nonconfidential basis from a source other than the furnishing Company or its Representatives, provided that such source is not bound by a confidentiality agreement with or other obligation of secrecy to the furnishing Company of which the receiving Company has knowledge; or (iii) has already been or is hereafter independently developed by the receiving Company without violating any confidentiality agreement with or other obligation of secrecy to the furnishing Company.

      3.     If the Companies do not proceed with a transaction, or if the furnishing Company so requests at any time, the receiving Company will return promptly to the furnishing Company all copies, extracts or other reproduction in whole or in part of the information furnished by the furnishing Company and in the possession of the receiving Company or its Representatives, and the receiving Company will destroy or cause to be destroyed all Information prepared by the receiving Company or for its use; provided that a single copy of each such item so returned or destroyed may be retained in the files of the receiving Company’s outside legal counsel for the sole purpose of resolving any disputes that may arise under this agreement. Such destruction shall, if requested, be certified in writing to the furnishing Company by an authorized officer supervising such destruction.

      4.     Except with the prior written consent of the other Company, each Company will not, and will direct its Representative not to, disclose to any person either the fact that any investigations, discussions or negotiations are taking place concerning a possible transaction between the Companies or that any Information has been requested or received, or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof, except to the extent that any such disclosure is, in the opinion of counsel, required by applicable law. In the event that either Company determines that it is required by applicable law to make any such disclosure, such Company shall so advise the other Company immediately and shall consult and cooperate to the greatest extent feasible with respect to the timing, manner and contents of such disclosure. The term “person” as used throughout this agreement will be interpreted broadly to include, without limitation, any corporation, company, partnership or other entity or individual.

      5.     It is understood that the Companies will arrange for appropriate contracts for due diligence purposes. Unless otherwise agreed to by the Companies, all (i) communications regarding a possible transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings, and (iv) discussions or questions regarding procedures, will be submitted or directed to the applicable Company’s financial advisor.

      6.     Each of the Companies understands and acknowledges that the other Company is not and will not be (other than in the definitive Transaction Agreement, if any) making any representation or warranty, express or implied, as to the accuracy or completeness of any furnished Information, and neither the furnishing Company nor any of its Representatives has or will have any liability to the receiving Company or any person (other than as provided in the definitive Transaction Agreement, if any) resulting from any reliance upon or use of, or otherwise with respect to, any furnished Information or any errors therein or commissions therefrom.

      7.     Each of the Companies hereby acknowledges that it is aware, and that it has advised or will advise its Representatives who are informed as to the matters that are the subject of this agreement, that the United States securities laws and certain state securities laws may prohibit any person who has material, nonpublic information concerning matters that are the subject of this agreement from purchasing or selling securities of a company that may be a party to a transaction of the type contemplated by this agreement or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

      8.     As of the date of this agreement, each Company confirms that, except as previously disclosed to the other Company in writing, neither it nor any of its subsidiaries (the “Subsidiaries”) beneficially own any debt or equity securities of the other Company, or any direct or indirect options or other rights to acquire or sell any such securities (collectively, “Securities”). Each Company agrees that for a period of one year from the date of this agreement, neither such Company nor any of its Subsidiaries nor any of its Representatives on its behalf, will (a) propose or publicly announce or otherwise disclose an intent to propose, or enter into or agree to enter into, singly or with any other person (directly or indirectly), (i) any form of business combination, acquisition (whether of securities or assets), or other transaction relating to the other Company or any Subsidiary thereof or (ii) any form of restructuring, recapitalization or similar transaction with respect to the other Company or any Subsidiary thereof, (b) make, imitate or participate in any demand, request or proposal (other than a proposal made privately to the board of directors of the other Company) to amend, waive or terminate any provision of this letter agreement, or (c)(i) acquire, or offer, propose or agree to acquire by purchase or otherwise, any Securities of the other Company (now existing or hereafter created), (ii) make, imitate, or in any way participate in any solicitation of proxies with respect to any Securities of the other Company (now existing or hereafter created) (including by the execution of action by written consent), (iii) become a participant in any election contest with respect to the other Company, (iv) seek to influence any person with respect to any Securities of the other Company, (v) demand a copy of the other Company’s list of its stockholders or other books and records, (vi) participate in or encourage the formation of any partnership, syndicate, or other group which owns or seeks or offers to acquire beneficial ownership of any Securities of the other Company or which seeks to effect control of the other Company or for the purpose of circumventing any provision of this agreement, or (vii) otherwise act, alone or in concert with others (including by providing financing for another person), to seek or to offer to control or influence, in any manner, the management, board of directors, or policies of the other Company and its Subsidiaries, [provided, however, that the restrictions and limitations contained in this paragraph shall be null and void and of no further force and effect on either Company upon the earliest to occur (after the date thereof) of (1) the announcement or commencement of a bona fide tender offer for a majority of the voting securities of the other Company by any person (other than the Company or its Subsidiaries) (or of any other transaction which would directly or indirectly result in an acquisition of voting control by any person (other than the Company or its Subsidiaries)). (2) the acquisition of twenty percent (20%) or more of the voting securities of the other Company or “solicitation” of “proxies” (as such terms are used in the proxy rules of the U.S. Securities and Exchange Commission) or consents to vote any voting securities of the other Company by any person (other than the Company or its Subsidiaries) who publicly discloses an intent to acquire a majority of the voting securities of the other Company or otherwise to seek to control the other Company, or (3) the entering into by the other Company of any agreement with any person (other than the Company and its Subsidiaries) which contemplates a tender or exchange offer for a majority of the other Company’s voting securities, a merger or other business combination involving the other Company, a sale or transfer of all or a substantial portion of the other Company’s assets or a recapitalization, restructuring, liquidation, dissolution, bankruptcy proceeding or other extraordinary transaction involving the other Company.]

      9.     Each of the Companies also understands and agrees that, unless and until a definitive Transaction Agreement has been executed and delivered, no contract or agreement providing for a transaction between the Companies shall be deemed to exist, and neither Company is or will be under any legal obligation of any kind whatsoever with respect to such transaction by virtue of this agreement or any other written oral or expression, except, in the case of this agreement for the matters specifically agreed to herein. Neither this paragraph nor any other provision of this agreement may be modified or waived except by a separate writing by each of the Companies expressly so modifying or waiving such provision. For purposes of this paragraph, the term “definitive Transaction Agreement” does not include any executed letter of intent or any other preliminary written agreement which by its terms contemplates a further definitive agreement, nor does it include any written or verbal acceptance of any offer or bid that may be made in the future.

      10.     Each of the Companies agrees that the other Company shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this agreement, in addition to all other remedies available to the other Company as law or in equity. No failure or delay by a Company in exercising any right, privilege or power under this agreement will operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, privilege or power hereunder.

      11.     Each of the Companies agrees that the other Company reserves the right, in its sole and absolute discretion, to reject any or all proposals, to decline to furnish further information and to terminate discussions and negotiations at any time. The exercise by either Company of the rights referred to in this paragraph shall not affect the enforceability of any provision of this agreement.

      12.     This agreement is for the sole benefit of the Companies and will be governed and construed in accordance with the internal laws of the State of New York, without regard to conflicting laws and rules.

      13.     If any term, provision, covenant or restriction of this agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder or the terms, provisions, covenants and restrictions of this agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      14.     This agreement is not assignable by either Company to any person, including by operation of law, without the prior written consent of the other Company, and any assignment without such written consent shall be null and void. Subject to the foregoing, this agreement shall be binding on the respective successors and assigns of the Companies.

      15.     This agreement contains the entire agreement and understanding between the Companies as to the subject matter hereof and supersedes any prior agreements, commitments, representations and discussions, whether oral or written, relating to the subject matter.

      16.     All obligations under this agreement will expire two years from the date of this agreement, except as otherwise set forth herein.

To confirm your agreement with the foregoing, please sign this letter and return one executed copy, whereupon this letter will constitute our agreement with respect to the subject matter hereof.

Very truly yours,

Dick’s Sporting Goods, Inc

By:	/s/ Edward W. Stack

Name: Edward W. Stack
Title: Chairman & CEO

Confirmed and Agreed as of

the date set forth below:

Galyan’s Trading Company, Inc.

By:	/s/ Norman S. Matthews

Name: Norman S. Matthews
Title: Chairman of the Board of Directors